EXHIBIT 99.1

THE WORLDWIDE LEADER IN DIGITAL PROJECTION

corporate headquarters

27700B sw parkway avenue

wilsonville

oregon

97070

503.685.8888

800.294.6400

www.infocus.com

Investor Relations Contacts:	Public Relations Contact:

John V. Harker	John Fread
Chief Executive Officer	Global Public Relations
InFocus Corporation	InFocus Corporation
(503) 685-8602	(503) 685-8170

Michael Yonker
Chief Financial Officer
InFocus Corporation
(503) 685-8603

InFocus® Announces First Quarter 2004 Financial Results

On Track for a Year of Profitable Growth

WILSONVILLE, Ore., April 28, 2004 – InFocus® Corporation (Nasdaq: INFS) today announced its first quarter 2004 financial results and believes it is on track for returning to profitability in the second quarter and for the year.  On revenues of $145.4 million and improved gross margins of 17.2 percent, the company reduced its net loss to $4.4 million in the first quarter, or ($.11) per share, an improvement of 60% from the loss of ($.28) share in the fourth quarter.

The net loss for the first quarter of $4.4 million includes a restructuring charge of $0.5 million related to previously announced space consolidation efforts.  This compares to a net loss of $12.5 million, or ($0.32) per share for the first quarter of 2003, which did not have any restructuring charges, and a net loss of $11.0 million, or ($0.28) per share for the fourth quarter of 2003, which included a restructuring charge of $3.0 million.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

First quarter revenues of $145.4 million were up slightly over revenues of $145.1 million in the first quarter of 2003 and were down 22 percent from $185.7 million in the fourth quarter of 2003 primarily due to component supply constraints in the quarter, a large Malaysian tender that shipped in the fourth quarter, and typical seasonality.  Unit shipments were up 13 percent compared to the first quarter of 2003, but down 29 percent compared to the fourth quarter of 2003.  Overall Average Sales Prices (ASP) for the first quarter remained flat with the fourth quarter due to less aggressive competitive pricing, limited supply of product and a weak dollar relative to foreign currencies.  Gross margins for the first quarter increased sequentially for the third consecutive quarter to 17.2 percent from 12.2 percent in the fourth quarter.  The increase in gross margins is due primarily to new product mix, stable ASPs and lower infrastructure costs associated with the company’s restructured business model.  Included in gross margin for the quarter were $1.4 million in inventory reserves primarily associated with the transition of logistics and service inventory to our outsource partner UPS.

“In spite of revenue growth limitations placed on us due to an industry-wide shortage of key components, primarily lamps, we were able to demonstrate sequential improvement in our financial performance on what is typically our seasonally lowest revenue point in the year,” said John V. Harker, Chairman and CEO.  “We continued to make improvements to our business model by taking out additional cost while at the same time investing in new consumer markets and channels to fuel revenue growth over the course of 2004.  During the first quarter, we worked hard to improve availability of supply to meet the growing demand for both our front and rear projection needs in the second quarter.  We remain on track toward our goal of returning to profitability for the year,” continued Harker.

Non-Recurring Items

First quarter operating expenses include a restructuring charge of $0.5 million associated with the company’s space consolidation activities.  The company now does not expect to take an additional restructuring charge in the second quarter of 2004 due to reductions in the estimated costs associated with our space consolidation activities.

In addition to the restructuring charge recorded in the first quarter of 2004, the company has recorded other non-recurring charges in prior periods that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

Operating Expenses and Earnings Comparison Excluding Non-Recurring Items

Operating expenses, excluding non-recurring charges, were $30.5 million for the first quarter of 2004, a reduction of $0.7 million from the fourth quarter and a reduction of $5.7 million from the first quarter of 2003.  The decline in operating expenses is a result of our ongoing efforts to reduce the company’s cost structure.

Excluding non-recurring charges from the GAAP net loss results in a pro forma net loss of $4.0 million for the first quarter or ($0.10) per share), compared to a pro forma net loss of $8.1 million for the fourth quarter or ($0.20 per share) and a net loss of $12.5 million or ($0.32 per share) for the first quarter of 2003.

Balance Sheet

Cash and marketable securities increased over $14 million during the quarter to $158.7 million with no debt.  The increase primarily comes from the growth in value of the company’s investments in emerging technology companies.  As of March 31, 2004, the total unrealized appreciation in these investments is $21 million and is recorded as a component of shareholders equity.  Days sales outstanding on accounts receivable were 62 days and worldwide total inventory turns were over 6 during the quarter.

Outlook

The company has taken steps to improve component availability during the second quarter.  Improved product availability coupled with a strengthening global economy, reasonable levels of channel inventories, a completely refreshed product lineup, and positive industry dynamics should create a revenue growth opportunity for the company during the second quarter.  The company expects second quarter 2004 revenues to be between $160 million and $175 million.

The company achieved its targeted gross margins of between 16 percent and 18 percent during the first quarter and expects gross margins to remain in this range for the remainder of 2004. Where the company ends up within that range in any specific quarter will depend primarily on product mix, availability of key components and the competitive pricing environment during that particular quarter.

Operating expenses are expected to increase slightly from the first quarter with increased focus on sales and marketing activities to drive revenue growth.

The company expects to be profitable for the second quarter.  For the year 2004, the company also expects to be profitable and grow revenues between 15 and 20 percent over 2003.

“Overall, the first quarter was challenging as we worked our way through very difficult component shortages and the total transition of US logistics and service repair to UPS in Louisville, Kentucky,” added Harker.  “However, with a new product lineup, a leading market position in a strengthening economy, the restructuring of our business model behind us and an improving supply picture, we continue to believe we are on track to achieving our goal of returning to profitable revenue growth and remain optimistic about the year,” concluded Harker.

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (888) 262-3042 (U.S. participants) or (973) 633-1010 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through May 3, 2004 by calling (877) 519-4471 (U.S.) or (973) 341-3080 (outside U.S.), Pin# 4669205.

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers and the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, availability of critical components and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2003 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the company as well as to other aspects of the company’s business.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS), the worldwide leader in digital projection technology and services, enhances thinking, learning and creativity in boardrooms, meeting rooms and classrooms and delivers superior home entertainment experiences by vividly projecting larger-than-life images from multiple sources including computers, DVD players, and PDAs. A recognized projection pioneer and innovator, InFocus provides the most comprehensive line of business and home projectors, projector management tools, wireless technology and projection engines.  From the smallest and lightest mobile projectors and feature-packed meeting room products to the finest and most compact home entertainment projection solutions, InFocus has garnered industry acclaim for design, functionality and intuitive solutions.  InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in EMEA and Asia.  For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S and Canada) or 503.685.8888 worldwide.

InFocus, Proxima, LiteShow and LP are registered trademarks and ASK and ScreenPlay are trademarks of InFocus Corporation,” and digital Light Processing” and “DLP” are trademarks of Texas Instruments.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2004	2003

Revenues	$145,449	$145,115
Cost of revenues	120,457	121,056
Gross margin	$24,992	$24,059

Operating expenses:
Marketing and sales	17,801	18,635
Research and development	7,201	9,070
General and administrative	5,491	8,472
Restructuring costs	450	—
	$30,943	$36,177

Loss from operations	$(5,951)	$(12,118)

Other income, net	1,752	699
Loss before income taxes	(4,199)	(11,419)
Provision for income taxes	250	1,045
Net loss	$(4,449)	$(12,464)

Basic and fully diluted net loss per share	$(0.11)	$(0.32)

Basic and fully diluted shares outstanding	39,550	39,348

InFocus Corporation

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	March 31, 2004	December 31, 2003

Assets
Current Assets:
Cash, cash equivalents and restricted cash	$100,722	$94,627
Marketable securities	50,158	44,786
Accounts receivable, net of allowances	99,639	116,138
Inventories	85,326	62,255
Outsourced manufacturer receivables	438	3,947
Other current assets	17,184	17,642
Total Current Assets	353,467	339,395

Marketable securities	7,802	4,822
Property and equipment, net	18,404	15,890
Other assets, net	8,154	5,991
Total Assets	$387,827	$366,098

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$103,107	$85,869
Other current liabilities	37,727	38,673
Total Current Liabilities	140,834	124,542

Other Long-Term Liabilities	3,671	3,677

Shareholders’ Equity:
Common stock and additional paid-in capital	165,063	164,622
Other comprehensive income:
Foreign currency translation	25,389	28,608
Unrealized gain on equity securities	21,022	8,352
Retained earnings	31,848	36,297

Total Shareholders’ Equity	243,322	237,879

Total Liabilities and Shareholders’ Equity	$387,827	$366,098

InFocus Corporation

Reconciliation of GAAP Earnings

(In millions, except per share amounts)

(Unaudited)

	First Quarter 2004			Fourth Quarter 2003
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(4.4)	$(0.11)	$30.9	$(11.0)	$(0.28)	$34.1

Adjustments:

Restructuring charges, net of income taxes	$0.5	$0.01	$(0.5)	$3.0	$0.07	$(3.0)

Proforma excluding non-recurring adjustments	$(4.0)	$(0.10)	$30.5	$(8.1)	$(0.20)	$31.2

	First Quarter 2004			First Quarter 2003
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(4.4)	$(0.11)	$30.9	$(12.5)	$(0.32)	$36.2

Adjustments:

Restructuring charges, net of income taxes	$0.5	$0.01	$(0.5)	$—	$—	$—

Proforma excluding non-recurring adjustments	$(4.0)	$(0.10)	$30.5	$(12.5)	$(0.32)	$36.2

Note:  For additional financial information please visit our Investor Relations web site at www.infocus.com.